Shepherd’s Finance, LLC Reports First Quarter 2020 Results

JACKSONVILLE, FL – May 19, 2020 (GLOBE NEWSWIRE) – Shepherd’s Finance, LLC (“Shepherd’s,” the “Company,” “we,” or “our”) announced its operating results for the quarter ended March 31, 2020.

2020 Financial Highlights to Date

●	Loan Growth – Loans receivable, net decreased approximately $1.2 million, or 2.1%, to approximately $54.2 million as of March 31, 2020, compared to approximately $55.4 million as of December 31, 2019.

●	Interest and Fee Income Growth – Interest and fee income on loans increased approximately $0.1 million, or 5.8%, to approximately $2.6 million for the quarter ended March 31, 2020, compared to approximately $2.4 million for the same period of 2019.

●	Net Income – Net income decreased approximately $0.3 million, or 76.7%, to $0.1 million for the quarter ended March 31, 2020, compared to approximately $0.4 million for the same period of 2019.

The Chief Executive Officer of Shepherd’s, Daniel M. Wallach, commented: “Through the end of April 2019 we had experienced a great deal of growth in new loan balances; however, we lowered originations beginning in May 2019 to ensure we had ample liquidity to cover our unfunded commitments. We intend to increase originations in 2020 once the housing market has settled from the impact of the COVID-19 virus. Until then, we are limiting originations of new loans. In addition, we also focused on improving our nonperforming loan and foreclosed asset balances during the first quarter.” Mr. Wallach continued to state, “In light of the economic situation caused by COVID-19, we also applied for and received a Payroll Protection Plan loan of approximately $0.4 million which funded in May 2020. As such, we have maintained the number of active employees we had in March of this year.”

Results of Operations

●	Net interest income after loan loss provision decreased approximately $0.1 million, or 11.5%, to approximately $1.0 million for quarter ended March 31, 2020, compared to the same period of 2019. The decrease was primarily due to lower fee income which decreased approximately $0.2 million to approximately $0.5 million for the quarter ended March 31, 2020, compared to approximately $0.7 million for the same period of 2019. The decrease in in fee income was primarily due to lower originations. Originations for the quarter ended March 31, 2020 were approximately $7.8 million, compared to approximately $19.0 million for the same period of 2019. The decrease in originations was primarily due to competition and changes to our lending policies to help mitigate the impact of COVID-19.

●	Non-interest expense increased approximately $0.1 million, or 20.1%, to approximately $0.9 million for the quarter ended March 31, 2020, compared to the same period of 2019. The increase in non-interest expense related primarily to an increase in selling, general and administrative expenses related to loan and foreclosed asset expenses which increased approximately $0.1 million due to additional construction costs incurred to complete properties.

Balance Sheet Management

●	We had approximately $3.3 million in cash as of March 31, 2020, compared to approximately $1.9 million as of December 31, 2019. The increase in cash was one result of management’s responses to the uncertainty created by COVID-19.

●	Loans receivable, net totaled approximately $54.2 million as of March 31, 2020, compared to approximately $55.4 million as of December 31, 2019. As of March 31, 2020 and December 31, 2019, loans receivable, net included approximately $1.5 million of impaired loans.

●	Foreclosed assets totaled approximately $5.0 million as of March 31, 2020, compared to approximately $4.9 million as of December 31, 2019. Foreclosed assets increased approximately $0.1 million as of March 31, 2020 compared to the year ended December 31, 2019 due primarily to additional construction costs incurred to complete properties.

●	Notes payable unsecured, net totaled approximately $28.4 million as of March 31, 2020, compared to approximately $26.5 million as of December 31, 2019. A significant portion of our notes payable unsecured, net was from our public note offerings, constituting approximately $20.6 million and $19.9 million as of March 31, 2020 and December 31, 2019, respectively.

●	Notes payable secured, net totaled approximately $26.1 million as of March 31, 2020, compared to approximately $27.0 million as of December 31, 2019. The decrease resulted primarily from lower balances on our loan purchase and sale agreements of approximately $1.4 million as of March 31, 2020, compared to the year ended December 31, 2019. The decrease in notes payable secured, net was offset by an increase in our line of credit from affiliates of approximately $0.4 million as of March 31, 2020 compared to the year ended December 31, 2019.

Interest Rates for the Subordinated Notes Program - Shepherd’s offers the following interest rates for its public notes offering, effective as of March 13, 2020:

Maturity (Duration)	Annual Interest Rate	Annual Effective Yield (i)	Effective Yield to Maturity (ii)

12 Months	7.00%	7.23%	7.23%
24 Months	9.00%	9.38%	19.64%
36 Months	5.00%	5.12%	16.15%
48 Months	10.00%	10.47%	48.94%

(i)	The Annual Effective Yield is determined by taking the Annual Interest Rate as a decimal and dividing it by 12 for a monthly rate, then taking that rate plus 1 and multiplying that by itself 11 more times, then subtracting the one back off and converting back to a percentage. For instance, for an Annual Interest Rate of 7.00%, we take .07/12 which is 0.0058 plus 1 which is 1.0058, and then multiply 1.0058 by itself 11 more times which yields 1.0723, then subtracting off the 1, leaving 0.0723, and finally converting to a percentage, which gives us an Annual Effective Yield of 7.23%.

(ii)	The Effective Yield to Maturity is determined by taking the Annual Interest Rate as a decimal and dividing it by 12 for a monthly rate, then taking that rate plus 1 and multiplying that by itself by (the total number of months of the investment minus one) times, then subtracting the one back off and converting back to a percentage. For instance, for a 48 month investment with an Annual Interest Rate of 10.00%, we take .10/12 which is 0.0083333 plus 1 which is 1.0083333, and then multiply 1.0083333 by itself 47 more times which yields 1.4894, then subtracting off the 1, leaving 0.4894, and finally converting to a percentage, which gives us an Effective Yield To Maturity of 48.94%.

About Shepherd’s Finance, LLC

Shepherd’s Finance, LLC is headquartered in Jacksonville, Florida and is focused on commercial lending to participants in the residential construction and development industry. As of March 31, 2020, Shepherd’s Finance, LLC had approximately $54.2 million in loan assets with 227 construction and development loans in 21 states with 67 borrowers. For more information, please visit http://www.shepherdsfinance.com.

Forward Looking Statements

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties, and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans, or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties, and contingencies include, but are not limited to: uncertainties relating to the effects of COVID-19; the length of the COVID-19 pandemic and severity of such outbreak nationally and across the globe; the pace of recovery following the COVID-19 pandemic; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and the pace of economic recovery following economic downturns; and those other risks described in other risk factors as outlined in our Registration Statement on Form S-1, as amended, and our Annual Report on Form 10-K. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. This is neither an offer nor a solicitation to purchase securities.

Shepherd’s Finance, LLC

Interim Condensed Consolidated Balance Sheets

(in thousands of dollars)	March 31, 2020	December 31, 2019
	(Unaudited)
Assets
Cash and cash equivalents	$3,341	$1,883
Accrued interest receivable	1,162	1,031
Loans receivable, net	54,197	55,369
Foreclosed assets	5,031	4,916
Premises and equipment	928	936
Other assets	210	202
Total assets	$64,869	$64,337
Liabilities and Members’ Capital
Customer interest escrow	$681	$643
Accounts payable and accrued expenses	304	466
Accrued interest payable	2,414	2,533
Notes payable secured, net of deferred financing costs	26,054	26,991
Notes payable unsecured, net of deferred financing costs	28,416	26,520
Due to preferred equity member	37	37
Total liabilities	$57,906	$57,190

Commitments and Contingencies (Note 9)

Redeemable Preferred Equity
Series C preferred equity	$3,036	$2,959

Members’ Capital
Series B preferred equity	1,470	1,470
Class A common equity	2,457	2,718
Members’ capital	$3,927	$4,188

Total liabilities, redeemable preferred equity and members’ capital	$64,869	$64,337

Shepherd’s Finance, LLC

Interim Condensed Consolidated Statements of Operations - Unaudited

For the Three Months ended March 31, 2020 and 2019

	Three Months Ended
	March 31,
(in thousands of dollars)	2020	2019

Net Interest Income
Interest and fee income on loans	$2,574	$2,432
Interest expense:
Interest related to secured borrowings	817	681
Interest related to unsecured borrowings	767	625
Interest expense	$1,584	$1,306

Net interest income	990	1,126

Less: Loan loss provision	35	47
Net interest income after loan loss provision	955	1,079

Non-Interest Income
Gain on foreclosure of assets	$-	$-
Total non-interest income	-	-

Income	955	1,079

Non-Interest Expense
Selling, general and administrative	$708	$624
Depreciation and amortization	21	23
Loss on the sale of foreclosed assets	35	-
Impairment loss on foreclosed assets	109	80
Total non-interest expense	873	727

Net income	$82	$352

Earned distribution to preferred equity holders	126	105

Net income attributable to common equity holders	$(44)	$247